Exhibit 99.1
BMP Sunstone Reports Third Quarter 2008 Financial Results
— Reports Continued Improvement to Revenue, Operating and Profit Performance —
—Company Reiterates Full Year 2008 Guidance—
PLYMOUTH MEETING, PA, November 10, 2008 — BMP Sunstone Corporation (NASDAQ:BJGP) (“BMP Sunstone” or the “Company”), today announced its financial results for the third quarter ended September 30, 2008. During the quarter, BMP Sunstone successfully completed the acquisition of 63.3% of Rongheng, a pharmaceutical distribution company in Shanghai. Financial results reported below include the results of Rongheng beginning from July 5, 2008.
Financial Highlights as of September 30, 2008:
•	Record third quarter revenues were $30.5 million, a 240% increase from $9.0 million in the third quarter of 2007.

•	Non-GAAP operating income, as defined below, was $3.5 million for the quarter, improving from a loss of $1.5 million in the prior year period. Non-GAAP operating income for the nine month period was $7.1 million.

•	Non-GAAP net income, as defined below, was $1.9 million for the quarter and $3.5 million for the nine month period.

•	Non-GAAP EPS was $0.05 for the quarter and $0.09 for the nine month period.

•	Non-GAAP operating income, net income, and earnings per share exclude stock based compensation expense, amortization related to acquisitions, and amortization of debt discount and issuance cost.
Please refer to the financial reconciliations provided in this news release for a reconciliation of GAAP results to non-GAAP results for the three and nine months periods ended September 30, 2008 and 2007.
Table 1: Non-GAAP to GAAP Net Income Reconciliation

	Three Months Ended	Nine Months Ended
(amounts in thousands, except per share amounts)	September 30, 2008	September 30, 2008

Non- GAAP Net Income (Loss)	$1,899	$3,465
Non-GAAP EPS	$0.05	$0.09

Stock Based Compensation	636	1,816
Amortization of Debt Discount and Issuance Cost	977	2,931
Amortization Related to Acquisitions	1,102	3,279
GAAP Net Income (Loss)	($816)	($4,561)
GAAP EPS	($0.02)	($0.12)
David Gao, Chief Executive Officer of BMP Sunstone, stated, “Once again, we delivered another quarter of strong growth from each division of our Company. During the quarter, we successfully completed the acquisition of 63.3 percent of Rongheng, which provides us with direct access to the Shanghai market — the largest pharmaceutical market in China. We have taken steps towards integrating Rongheng into our national distribution network and we intend to realize the sales potential of our proprietary products.”
Mr Gao continued, “In our existing businesses, both BMP China and Sunstone generated solid growth in the third quarter. Sunstone has historically faced seasonal weakness in the third quarter given that a significant portion of its sales are generated from its cold medicine portfolio. This year, during the third quarter, Sunstone’s and Wanwei’s sales were also impacted by government restrictions in and around the Beijing area during the Summer Olympics. In our products businesses, Ferriprox has gained significant traction in sales since its launch on June 28, 2008. We are pleased to see improvement demonstrated in both sales and operating performance.”
Revenues for the third quarter of 2008 were $30.5 million, compared with $9.0 million in the third quarter of 2007.

The majority of revenues at BMP Sunstone are derived from two sources: branded OTC revenues from Sunstone products, and revenue from the distribution of pharmaceutical products, including BMP China’s licensed products, through subsidiaries Wanwei and Rongheng, which was acquired on July 5, 2008. Sunstone contributed $15.5 million in revenues during the third quarter of 2008, and was not yet acquired in the prior year period. Revenues from distribution were $13.7 million in the third quarter of 2008 compared to $8.0 million in the comparable period of 2007. Revenues from licensed products were $1.3 million in the third quarter of 2008 as compared to $960,000 in the prior year period.
Non-GAAP gross profit increased to $13.9 million from $1.2 million in the third quarter of 2007. Gross margin of 46%, up substantially from 13.1% in the prior year period, reflects the higher margin revenue contribution from Sunstone and licensed products sales versus distribution revenue.
Non-GAAP operating income reached $3.5 million in the third quarter of 2008 compared to a loss of $1.5 million in the prior year period, primarily reflecting the significant increase in revenues contributed from acquired businesses in the year over year period. Operating income performance also reflects a $525,000 reversal of an over-accrual for social taxes incurred in prior years.
Non-GAAP net income was $1.9 million, or $0.05 per diluted share, compared to a net loss of $1.3 million, or ($0.05) per diluted share, in the third quarter of 2007.
Mr. Gao continued, “With the incorporation of Rongheng, we have built a national strategic distribution platform covering China’s three top pharmaceutical markets in Beijing, Shanghai and Guangdong Province. Through Wanwei, Rongheng, and our affiliate, Guangzhou Pharmaceuticals Corp., our distribution arm now covers more than 1,800 hospitals and 50,000 pharmacies throughout the country. Through continued investment in our product portfolio and national leading brands, we will continue to focus on revenue growth and market penetration of our current products. This includes expansion of our proprietary in-licensed product portfolio at BMP China, solidification of Sunstone’s market leader position, and integration of our national distribution network.”
“Organic growth at BMP China and Sunstone continues to be strong, despite a seasonally slow quarter. We have seen encouraging progress in integrating our distribution platform, and we are enthusiastic about the expected product launches during the remainder of the year. Furthermore, we expect to continue to enhance our distribution capabilities and realize synergies among existing and new Rx and OTC products and channels. Given this, we remain confident in our prior guidance for 2008. The Company expects revenue within the range of $110 to $120 million, with non-GAAP net income of $4.0 to 5.0 million,” concluded Mr. Gao.
Non-GAAP net income excludes stock based compensation, amortization related to the acquisition of Sunstone and Wanwei and debt discount amortization and issuance cost related to $23 million in debt issued in November 2007. The Company’s financial guidance also excludes any potential or pending acquisitions, new product launches and distributions from Alliance BMP Limited.
Balance Sheet
As of September 30, 2008, the Company had cash and cash equivalents of $3.8 million and notes receivable of $15.5 million, totaling $19.3 million. Notes receivables are notes received from customers for the settlement of trade receivable balances. All notes receivables are guaranteed by established banks in China and have maturities of six months or less.
On October 14, 2008 pursuant to a registered direct public offering, the Company issued 433,000 shares of the Company’s Common Stock at $5.00 per share. Net proceeds from the offering amounted to approximately $2.0 million. A majority of the proceeds will be used for capital infusion into Rongheng and Sunstone’s operation.
Third Quarter 2008 Business Update
On August 18, 2008, BMP Sunstone announced that Sunstone received a production license from the Chinese State Food and Drug Administration (“SFDA”) to manufacture and market GoodBaby Multivitamin Granules, a multivitamin formula for infants and children in China. The Company expects to launch the product at the end of the fourth quarter of 2008.

On July 18, 2008, BMP Sunstone signed a non-binding letter of intent to acquire 75 percent of Zhangjiakou Shengda Pharmaceutical Co., Ltd (“Shengda”) for up to RMB 30.0 million (approximately $4.4 million). The Company continues to expect to complete the transaction by the end of the fourth quarter of 2008. Terms of the acquisition are not yet finalized, as completion is subject to a number of conditions, including finalization of due diligence and definitive documentation. The Company intends to use the cash and notes receivable available at Sunstone to fund the acquisition. The letter of intent also includes a six month exclusivity clause.
On July 4, 2008, the Company completed its acquisition of 63.3 percent of Rongheng, a pharmaceutical distribution company which distributes over 400 pharmaceutical products to more than 140 top-tier hospitals and 1,000 retail pharmacies in Shanghai. Through this acquisition, BMP Sunstone gained direct coverage of 80 percent of the top-tier hospitals and 40 percent of the retail pharmacies in Shanghai. Rongheng was co-founded in 1999 by Orient International (Holding) Co., one of the largest foreign trade enterprises in China.
On June 20, 2008, BMP Sunstone received a letter from the SFDA approving the new brand name for 0.8mm Propess, which has wider usage than the 1.1 mm formulation. Earlier in the quarter, the Company had announced that it received an Import Drug License from the SFDA to market the new applicator in China.
Conference Call
The Company will hold a conference call at 9:00 am ET on Tuesday, November 11, 2008, to discuss third quarter 2008 results. Listeners may access the call by dialing 1-888-713-4215 or 1-617-213-4867 for international callers, access code: 56085093. Preregistration and a webcast will also be available through the Company’s website at www.bmpsunstone.com. A replay of the call will be available through November 20, 2008. Listeners may access the replay by dialing 1-888-286-8010 or 1-617-801-6888 for international callers, access code: 34717463.
Use of Non-GAAP Financial Measures
To supplement BMP Sunstone’s consolidated financial statements presented in accordance with GAAP, this press release includes the following measures defined as non-GAAP financial measures by the SEC: non-GAAP gross profit, non-GAAP operating income, non-GAAP net income and non-GAAP diluted earnings per share. The presentation of this financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP. In addition, the non-GAAP financial measures included in this press release may be different from, and therefore not comparable to, similar measures used by other companies. Although certain non-GAAP financial measures used in this release excludes stock based compensation, amortization related to the acquisition of Sunstone and Wanwei and debt discount amortization and issuance costs related to the $23 million debt issued in November 2007, these non-GAAP measures should not be relied upon independently as they ignore the contribution these expenses have to our operating results. For more information on these non-GAAP financial measures, please see the non-GAAP data included at the end of this release. This data has more details of the GAAP financial measures that are most directly comparable to non-GAAP financial measures and the related reconciliations between these financial measures.
BMP Sunstone’s management believes that these non-GAAP financial measures provide meaningful supplemental information regarding our performance by excluding certain expenses and expenditures that may not be indicative of our core business operating results. BMP Sunstone believes that both management and investors benefit from referring to these non-GAAP financial measures in assessing BMP Sunstone’s performance and when planning, forecasting and analyzing future periods. These non-GAAP financial measures also facilitate management’s internal comparisons to BMP Sunstone’s historical performance and our competitors’ operating results. BMP Sunstone believes that these non-GAAP measures are useful to investors in allowing for greater transparency with respect to supplemental information used by management in its financial and operational decision making.
About BMP Sunstone Corporation
BMP Sunstone Corporation is a specialty pharmaceutical company that is building a proprietary portfolio of branded pharmaceutical and healthcare products in China. Currently this portfolio includes eight products under exclusive multi-year licenses for China, primarily focused on women’s health and pediatrics. The Company also owns Sunstone Pharmaceutical Co. Ltd., which manufactures leading pediatric and women’s health products, including two of China’s most recognized brands, “Hao Wawa” and “Confort,” sold through approximately 50,000 pharmacies in China. The Company also provides pharmaceutical distribution services through its subsidiaries in Beijing and Shanghai, and through its affiliate, Guangzhou Pharmaceuticals Corp. The Company has its main office in Beijing, with a US office in Plymouth Meeting, PA. For more information, please visit www.bmpsunstone.com.
Safe Harbor Statement
This news release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements that are other than statements of historical facts, including but not limited to statements about the timing of the completion and terms of the proposed acquisition of 75% of Shengda, the Company’s revenue and net income guidance for 2008, the timing of the launch of GoodBaby Multivitamin Granules or any other Company products, use of proceeds from the registered direct offering, the possibility of completing any future acquisitions or receiving profits from Alliance BMP Limited, the ability to successfully integrate the Company’s distribution platform, the ability to realize synergies among existing and new Rx and OTC products and channels, future investment in the Company’s product portfolio and national leading brands, the focus of the Company on revenue growth and market penetration of the Company’s current products, expansion of the Company’s product portfolio at BMP China, and solidification of Sunstone’s market leader position. These statements are subject to uncertainties and risks including, but not limited to, negotiating definitive terms and definitive agreements regarding the proposed acquisition, satisfying the conditions in such definitive agreements, regulatory review, sales and marketing, operating performance, general financial, economic, and political conditions affecting the biotechnology and pharmaceutical industries and the Chinese pharmaceutical market, the ability to timely manufacture and distribute the Company’s products, the need to use cash for unexpected reasons, the results of Alliance BMP Limited operations are less than expected or Alliance BMP Limited decides not to make a distribution of profits to its equityholders, and other risks contained in reports filed by the Company with the Securities and Exchange Commission. In addition, the Company disclaims any obligation to update any forward- looking statements to reflect events or circumstances after the date hereof.
CONTACT
BMP Sunstone Corporation
Fred M. Powell
Chief Financial Officer
610-940-1675
Integrated Corporate Relations, Inc.
Ashley M. Ammon and Christine Duan
203-682-8200 (Investor Relations)

BMP Sunstone Corporation and Subsidiaries
Non GAAP Condensed Consolidated Statements of Operation
($ amounts, except per share amounts in thousands)

	For the Three months ended September 30,		For the Nine months ended September 30,
	2008	2007	2008	2007

Revenues:
Third parties	$28,544	$8,979	$72,979	$21,844
Related parties	1,959	—	5,251	—

Total Revenues	30,503	8,979	78,230	21,844
Cost of Goods Sold	16,567	7,805	39,235	19,040

Gross Margin	13,936	1,174	38,995	2,804

Sales and Marketing Expenses	8,237	1,077	24,075	2,424
General and Administration Expenses	2,196	1,565	7,852	4,514

Total Operating Expenses	10,433	2,642	31,927	6,938

Income (Loss) From Operations	3,503	(1,468)	7,068	(4,134)

Other Income (Expense):
Interest Income	6	172	68	441
Interest (Expense)	(823)	(47)	(2,469)	(90)
Equity Method Investment Gain	—	—	996	—
Other Income	—	71	—	71

Total Other Income (Expense)	(817)	196	(1,405)	422

Income (Loss) Before Provision For Income Taxes	2,686	(1,272)	5,663	(3,712)
Provision For Income Taxes	787	—	2,198	—

Net Income (Loss)	$1,899	$(1,272)	$3,465	$(3,712)

Basic and Fully-Diluted Loss Per Share	$0.05	$(0.04)	$0.09	$(0.14)

Basic and Fully-Diluted Weighted-average Shares Outstanding	39,650	28,394	38,070	27,247

BMP Sunstone Corporation and Subsidiaries
Condensed Consolidated Statements of Operation
($ amounts, except per share amounts in thousands)

	For the Three months		For the Nine months
	ended September 30,		ended September 30,
	2008	2007	2008	2007

Revenues:
Third parties	$28,544	$8,979	$72,979	$21,844
Related parties	1,959	—	5,251	—

Total Revenues	30,503	8,979	78,230	21,844
Cost of Goods Sold	16,676	7,805	40,120	19,040

Gross Margin	13,827	1,174	38,110	2,804

Sales and Marketing Expenses	9,152	1,077	26,251	2,424
General and Administration Expenses	2,910	2,092	9,886	5,847

Total Operating Expenses	12,062	3,169	36,137	8,271

Profit (Loss) From Operations	1,765	(1,995)	1,973	(5,467)

Other Income (Expense):
Interest Income	6	172	68	441
Interest (Expense)	(1,590)	(47)	(4,770)	(90)
Debt Issuance Cost Amortization	(210)	—	(630)	—
Equity Method Investment Gain	—	—	996	—
Other Income	—	71	—	71

Total Other Income (Expense)	(1,794)	196	(4,336)	422

Loss Before Provision For Income Taxes	(29)	(1,799)	(2,363)	(5,045)
Provision For Income Taxes	787	—	2,198	—

Net Loss	$(816)	$(1,799)	$(4,561)	$(5,045)

Basic and Fully-Diluted Loss Per Share	$(0.02)	$(0.06)	$(0.12)	$(0.19)

Basic and Fully-Diluted Weighted-average Shares Outstanding	39,650	28,394	38,070	27,247

BMP Sunstone Corporation and Subsidiaries
Condensed Consolidated Balance Sheets
($ amounts in thousands)

	(Unaudited)
	September 30,	December 31,
	2008	2007
Assets
Current Assets:
Cash and Cash Equivalents	$3,787	$22,837
Restricted Cash	1,297	1,297
Notes Receivable	15,441	—
Accounts Receivable, net of allowance for doubtful accounts of $51 and $44	33,763	11,707
Inventory, net of allowance for obsolescence of $0	11,321	2,897
Due from Related Party	3,298	—
Other Receivables	1,795	1,379
VAT Receivable	1,044	828
Prepaid Expenses and Other Current Assets	5,971	2,444

Total Current Assets	77,717	43,389
Property and Equipment, net	22,925	745
Investment in Sunstone China Limited	—	33,126
Investment in Alliance BMP	15,093	—
Investments, at Cost	146	137
Other Assets	70,004	3,053
Intangible Assets, net of accumulated amortization	44,938	473

Total Assets	$230,823	$80,923

Liabilities and Stockholders’ Equity
Current Liabilities:
Notes Payable	$29,694	$117
Accounts Payable	24,116	8,784
Deferred Revenue	143	151
Due to Related Parties	3,461	—
Accrued Expenses	18,582	3,952

Total Current Liabilities	75,996	13,004

Long-term debt, net of debt discount	—	18,910
Deferred Taxes	10,802	—

Total Liabilities	86,798	31,914

Stockholders’ Equity:

Common Stock, $.001 Par Value; 75,000,000 and 50,000,000 Shares Authorized as of September 30, 2008 and December 31, 2007, respectively; 39,808,864 and 31,240,913 Shares Issued and Outstanding as of September 30, 2008 and December 31, 2007, respectively	40	31
Additional Paid in Capital	158,240	66,123
Common Stock Warrants	9,049	9,747
Accumulated Deficit	(32,161)	(27,600)
Accumulated Other Comprehensive Income	8,857	708

Total Stockholders’ Equity	144,025	49,009

Total Liabilities and Stockholders’ Equity	$230,823	$80,923

Non GAAP Reconcilations
($ amounts, except per share amounts in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
GAAP Gross Profit	$13,827	1,174	38,110	2,804
Amortization Related to Acqusition	109	—	885	—

Non GAAP Gross Profit	$13,936	$1,174	$38,995	$2,804

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
GAAP Operating Income (Loss)	$1,765	$(1,995)	1,973	(5,467)
Stock Based Compensation	636	460	1,816	1,133
Amortization Related to Acqusitions	1,102	67	3,279	200

Non GAAP Operating Income (Loss)	$3,503	$(1,468)	$7,068	$(4,134)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
GAAP Net Income (Loss)	$(816)	$(1,799)	(4,561)	(5,045)
GAAP EPS	$(0.02)	$(0.06)	$(0.10)	$(0.12)

Stock Based Compensation	636	460	1,816	1,133
Debt Amortization and Issuance Cost	977	—	2,931	—
Amortization Related to Acquisitions	1,102	67	3,279	200

Non GAAP Net Income (Loss)	$1,899	$(1,272)	$3,465	$(3,712)

Non GAAP EPS	$0.05	$(0.05)	$0.09	$(0.14)